Exhibit 99.1

Exhibit 99.1 First Quarter 2019 Update | March 31, 2019

June 13, 2019 FIRST QUARTER 2019 UPDATE Dear Shareholders, On behalf of the Board of Directors of Red River Bancshares, Inc., I am pleased to report that Red River Bancshares, Inc. common stock is now publicly traded on the Nasdaq Global Select Market (“Nasdaq”) under the symbol RRBI. After significant discussion and analysis over the past 12 months, the Board of Directors decided to list the Company’s stock on Nasdaq. We believe this will provide enhanced liquidity for our shareholders and is a tremendous milestone in the history of our Company. Our initial public offering was completed on May 7, 2019, with the Company selling 663,320 shares of stock at $45.00 per share, resulting in net proceeds of approximately $26.8 million to the Company. We intend to use the proceeds for general corporate purposes, including to support growth of Red River Bank and for repayment of our junior subordinated debentures. We extend a very warm welcome to all new Red River Bancshares, Inc. shareholders and thank you for your investment. To our legacy shareholders, congratulations and thank you for your continued support. Net income for the first quarter of 2019 was $5.7 million, 7.4% lower than the net income for the fourth quarter of 2018, and 8.9% higher than the first quarter of 2018. The decrease from the fourth quarter of 2018 was due primarily to a one-time $320,000 refund of expenses that we received from our core processing provider. The increase from the first quarter of 2018 was due primarily to increased net interest income partially offset by higher operating expenses. As a result of higher net income for the first quarter of 2019, diluted earnings per share increased by 10.4% to $0.85 for the first quarter of 2019 from $0.77 for the first quarter of 2018. As of March 31, 2019, assets totaled $1.92 billion, which was $61.5 million, or 3.3%, higher than $1.86 billion as of December 31, 2018. New loan origination activity was steady for the first quarter of 2019 and spread across all of our markets. Deposits for the first quarter of 2019 increased by $45.6 million, with a significant portion of the increase being attributable to a short-term escrow deposit received by a single customer. Average deposits for the first quarter of 2019 were 1.5% higher than average deposits for the fourth quarter of 2018. This loan and deposit activity resulted in a 79.91% loan-to-deposit ratio as of March 31, 2019. As part of our organic expansion plan, during the first quarter of 2019, we entered the St. Tammany Parish area, north of Lake Pontchartrain, opening a loan production office in downtown Covington, Louisiana. We also began renovations on an existing banking center building we purchased in late 2018 on Highway 21 in Covington adjacent to medical, office, and shopping complexes, as well as residential neighborhoods. When renovations are complete, we plan to close the loan production office and open a full-service banking center at this key location. Mark Manda and Brad Schroeder have joined the Red River Bank team to manage and develop the Northshore market area. Mark is serving as the Northshore area market president and has 12 years of experience as a commercial lender in St. Tammany Parish. Brad is a native of Folsom, Louisiana, also in St. Tammany Parish, and brings 10 years of banking experience in the area. We are pleased to be expanding into the vibrant Northshore area and welcome Mark and Brad to the Red River Bank team. As a public company, our future quarterly shareholder update will be in a press release format versus this brochure format. Please be on the lookout for our future quarterly press releases. Also, a new Investor Relations tab is now located on the Red River Bank website, www.redriverbank.net, where press releases and other Company information are available. Becoming a public company and expanding to St. Tammany Parish are significant accomplishments for the Company. We thank you for your investment and support. Please refer your friends and family to Red River Bank for all of their financial needs. Red River Bank is “A BANK MADE IN LOUISIANA, FOR LOUISIANA”. Sincerely, R. Blake Chatelain President and Chief Executive Officer

RED RIVER BANCSHARES, INC.

(unaudited) (dollars in thousands, except per share data)	QUARTERLY HIGHLIGHTS As of and for the Three Months Ended March 31, 2019	December 31, 2018	March 31, 2018	YEAR-TO-DATE HIGHLIGHTS For the Three Months Ended March 31, 2019	March 31, 2018	Percent Change
INCOME DATA						
Net interest income	$15,452	$15,465	$13,910	$15,452	$13,910	11.1%
Noninterest income (1)	$3,248	$3,730	$3,116	$3,248	$3,116	4.2%
Operating expense	$11,158	$10,986	$10,307	$11,158	$10,307	8.3%
Net income	$5,696	$6,151	$5,231	$5,696	$5,231	8.9%
Earnings per share, diluted	$0.85	$0.91	$0.77	$0.85	$0.77	10.4%
PROFITABILITY RATIOS						
Return on average assets	1.24%	1.33%	1.22%	1.24%	1.22%	1.6%
Return on average equity	11.69%	12.77%	11.88%	11.69%	11.88%	-1.6%
Cash dividends per share	$0.20	$0.00	$0.15	$0.20	$0.15	33.3%
Net interest margin (FTE)	3.50%	3.46%	3.37%	3.50%	3.37%	3.9%
Efficiency ratio	59.52%	57.12%	60.39%	59.52%	60.39%	-1.4%
Net charge-off (recovery) ratio	0.00%	0.02%	0.00%	0.00%	0.00%	0.0%
END OF PERIOD DATA AND RATIOS						
Loans	$1,351,391	$1,331,342	$1,279,163			
Investment securities	$323,222	$311,698	$332,633			
Assets	$1,922,118	$1,860,588	$1,762,590			
Deposits	$1,691,134	$1,645,583	$1,560,333			
Stockholders' equity	$202,184	$193,703	$179,094			
Number of shares outstanding, EOP	6,636,926	6,627,358	6,723,598			
Book value per share, EOP	$30.46	$29.23	$26.64			
Loans to deposits	79.91%	80.90%	81.98%			
Nonperforming assets to assets	0.34%	0.38%	0.57%			
Allowance for loan losses to loans	0.97%	0.94%	0.88%			
Total risk based capital ratio	16.52%	16.55%	15.99%			
Stockholders' equity to assets ratio	10.52%	10.41%	10.16%			



Assets
$ in millions
$1,493
$1,645
$1,724
$1,861
$1,922
12/15
12/16
12/17
12/18
3/19



Book Value Per Share
$22.28
$23.86
$26.50
$29.23
$30.46
12/15
12/16
12/17
12/18
3/19



Return on Average Assets
0.95%
0.95%
0.82%
1.29%
1.24%
12/15
12/16
12/17
12/18
3/19



Return on Average Equity
10.27%
10.09%
8.45%
12.46%
11.69%
12/15
12/16
12/17
12/18
3/19

(1) Noninterest income excluding Realized Gains/Losses on the Sale of Investments and Unrealized Gains/Losses on Equity Securities

"FTE" is fully taxable equivalent. "EOP" is end of period.

The amounts and dates of previous stock dividends and stock splits are as follows: (a) stock dividends: none; (b) stock splits: 15 for 1 effective December 20, 2005; 2 for 1 effective October 1, 2018.

1412 Centre Court Drive Alexandria, LA 71301 P.O. Box 12598 Alexandria, LA 71315-2598 Transfer Agent Information Computershare P.O. Box 505000 Louisville, KY 40233 web: www.computershare.com/investor email: web.queries@computershare.com 800-368-5948 Bank Information www.redriverbank.net Central Louisiana 318-561-4000 Northwest Louisiana 318-675-2900 Southeast Louisiana 225-923-0232 Southwest Louisiana 337-656-6500 Statements in this quarterly update regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this quarterly update are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this quarterly update and could cause us to make changes to our future plans. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the section titled “Risk Factors” in our Prospectus filed with the SEC on May 3, 2019, relating to our initial public offering, and in other documents that we file with the SEC from time to time. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this quarterly update, which speak only as of today’s date, or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

P.O. Box 12598 Alexandria, LA 71315-2598 RED RIVER BANCSHARES, INC. www.redriverbank.net PRESORTED FIRST-CLASS MAIL U.S. POSTAGEPAID COMMUNICATION SERVICES